EXHIBIT 10.36

JOINT VENTURE

OPERATING AGREEMENT

of

New West-Energetics, LLC

A Joint Venture

Section I

Background; Purpose; Name; Term

1.1 Background

The undersigned parties, New West Technologies, LLC, located at 383 Inverness Parkway, Suite 330, Englewood, CO 80112, and Energetics, Inc., at 7164 Columbia Gateway Drive, Columbia, MD 21046 (hereinafter the "Joint Venturers" or "Patties") agree to engage in and to carry on for profit as Joint Venturers "New West-Energetics, LLC" (hereinafter "Joint Venture"), a Colorado Limited Liability Company, at 383 Inverness Parkway, Suite 330, Englewood, CO 80112, and at such other places as is appropriate to the purposes of Joint Venture.

1.2 Purpose

The purpose of the Joint Venture is to pursue, capture, and perform a contract with the US Department of Energy (DOE) to provide engineering, technical and management support services for DOE's Office of Energy Efficiency and Renewable Energy (EE) under the DOE Solicitation (hereinafter "the Solicitation").

Whereas, New West Technologies, LLC is a Small Business Administration (SBA) certified 8(a) small business and Energetics, Inc. is the mentor and New West is the protégé under SBA's Mentor-Protégé Program, the Joint Venturers collectively qualify 1) as an 8(a) entity, 2) as SBA Mentor-Protégé partners, and 3) under the applicable size standard ($23.0 million) for this Procurement; and

Whereas, the combination of experience, capabilities, and resources of the Joint Venture is expected to offer to DOE EE the best combination of technical/management capabilities and price in response to the Solicitation;

NOW THEREFORE, New West Technologies, LLC and Energetics, Inc. do hereby form this Joint Venture for the single purpose of pursuing, capturing, and performing a contract resulting from the Solicitation. The Joint Venture will not participate on any other work for any other clients.

1.3 Name

The name of the Joint Venture is New West-Energetics, LLC. The venture may do business under that name and any other name upon which New West Technologies and Energetics, Inc. agree and which is duly registered with the State of Colorado.

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1.4 Term

This agreement shall remain in effect through the contract period (if awarded), which will include, at a minimum, a base period of three years. The Agreement will also remain in effect for each of two option years, if DOE EE elects to extend the contract. This Agreement will be terminated following the successful completion of the contract received under the Solicitation, including the acceptance of the final closeout documents by DOE and final settlement of the Joint Venture with the Joint Venturers.

Section II

Capital; Joint Venture Interests; Assignments; Governing Law; Disputes

2.1 Capital

Unless otherwise agreed, each Joint Venturer shall be responsible for its own costs and expenses. Further, staff of New West Technologies, LLC and Energetics, Inc. will jointly prepare, under the direction of the Managing Partner, technical and cost proposals in response to the Solicitation. Such costs are not directly reimbursable and shall be covered by overhead/marketing budgets for each respective company.

There are no capital requirements for the Joint Venture until an award is made. If the proposal is successful, sta1tup capital will be required during the startup period to cover corporate oversight and administrative labor. The total estimated capital needs are estimated to be approximately $40,000.00. Each patty of the Joint Venture will be responsible for their share of this capital in proportion to the ownership of the Joint Venture. Therefore, New West Technologies will be expected to provide $22,000 (55%) and Energetics will provide $18,000 (45%). This capital will be required during the February 2005 to March 2005 timeframe.

Beginning April 1, 2005, project operating expenses will become billable. The first monthly invoice on or about May 5 is expected to be paid approximately June 5, 2005. The operating capital for this 60 day period is estimated to be approximately $2,000,000. This cash flow need is anticipated to be met through lines of credit that will be arranged for the Joint Venture using the accounts receivables and the financial guarantees of the venture patties. This revolving loan will result in some unrecoverable interest expense (estimated to be $100,000) that will necessarily be paid out of the Joint Venture profits.

2.2 Joint Venture Interests

Each Joint Venturer shall look exclusively to its ownership interests in the Joint Venture for its share of the distribution of profits and the recovery of properly allocable and allowable direct and indirect costs and expenses. As required by the Solicitation, the offeror must be a participant in SBA's 8(a) Program. For this contract opp01tunity, New West Technologies (an 8a company) and Energetics, Inc. agree that, at a minimum, 55% of the profits/losses and G&A pool that result from services provided by the Joint Venture shall flow to New West Technologies, LLC with the balance (45%) of profits and G&A pool flowing to Energetics, Inc. This 55%/45% split of profits and G&A pool will be modified if contractual requirements set forth by DOE-EE dictate a modification; however, in no event shall New West Technologies receive less than 51% of the net profits earned by the Joint Venture.

2.3 Assignments

Neither New West Technologies, LLC nor Energetics, Inc. may assign their involvement or their interests in the Joint Venture to other parties.

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2.4 Governing Law

This Agreement shall be governed by and subject to the laws of the State of Colorado. Nothing herein is intended to create a partnership or any other relationship between the parties hereto other than a Limited Liability Joint Venture and nothing herein is intended to imply any individual liability to a Joint Venturer other than as party to a Limited Liability Joint Venture. Nothing herein otherwise limits or restricts a Joint Venturer from conducting its own business, participating in another joint venture, or acquiring or selling any other interests that it owns.

2.5 Disputes

Any disputes between the Joint Venture and the Joint Venturers, or between the Joint Venturers themselves, arising under or out of this Agreement shall be resolved by the Parties but, as to matters not resolved by the Parties, the Parties agree to submit their differences to binding arbitration by a single arbiter selected by the Joint Venture or by the American Arbitration Association whose conduct and duties shall be governed by the American Arbitration Association rules of commercial practice. The arbitration shall occur in Arapahoe County, Colorado.

Section III

Profits and Losses; Liability; and Indemnification

3.1 Profits and Losses

As this Agreement states in I .I Organization, New West Technologies, LLC and Energetics, Inc. will operate as separate legal entities rather than as a single legal or business entity. Direct labor and associated overhead costs for each hour of personnel labor will be paid to each respective firm based on values contained in the Joint Venture's Volume I - Cost Proposal. However, monies derived from the profit fee and G&A fee applied to each labor hour for each labor category in Volume I - Cost Proposal will placed in a "profit pool" and "G&A pool" and distributed to the Joint Venture interests as defined in Section 2.2 above. If the Joint Venture experiences a loss, the loss is to be assumed by the Joint Venturers at the same percentage split as defined in Section 2.2. At no time will profits/losses flow directly between New West Technologies, LLC and Energetics, Inc. as a result of the activities of the Joint Venture.

3.2 Liability

As New West Technologies, LLC and Energetics, Inc. will operate as separate legal entities and bear liabilities independently rather than as a single entity, each company shall have in place general liability, automobile liability, and business property insurance. Minimum coverage for general liability coverage shall be $2,000,000 per occurrence and $4,000,000 general aggregate.

The Joint Venture and the individual Joint Venturers agree to be jointly and severally liable for contract performance. This statement of joint and several liability for contract performance is to assure DOE EE of the Joint Venture, LLC's commitment to contract performance. It is not a statement of joint and several liability for any other perfo1mance.

3.3 Indemnification

New West Technologies and Energetics, Inc. agree to indemnify each other for liability and property claims that may result during the contract period.

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Section IV

Managing Partner; Management Committee; Project Staff; Contract Oversight; Facilities & Equipment

4.1 Managing Partner

The Joint Venture shall be managed by a Managing Partner. The Managing Partner shall be James S. Williamson, President of New West Technologies, LLC. The Managing Partner shall be responsible for negotiating the original 8(a) contract with DOE EE on behalf of the Joint Venture, shall execute any resulting contract from DOE EE, shall coordinate with Energetics, Inc. on executive matters associated with the Joint Venture, and shall manage contracts with subcontractors. The Managing Partner will have the power of attorney to make, execute, sign, acknowledge, and file documents on behalf of the Joint Venture.

4.2 Management Committee

During the course of the contract, the Joint Venture shall be managed and directed by a Management Committee comprised of three managers, two appointed by New West Technologies, LLC and one by Energetics, Inc. The Management Committee will be led by the JV Manager. A Deputy N Manager will provide day-to-day oversight of contract performance and will directly interface with the Project Manager. The Management Committee shall have the authority to appoint other such committees as it deems prudent in the best interests of the Joint Venture.

The management committee members will frequently and continually monitor overall contract performance through independent meetings with the client managers and with project staff. The anticipated contract type is a cost reimbursable, performance fee vehicle. Therefore, periodic assessments of contract performance will be a recurring practice of the project. These assessments will include a Joint Venture self-assessment, an independent DOE managerial assessment, and negotiation and discussions of areas for improvement.

The three member management committee of the Joint Venture will be responsible for the negotiation of the contract and any subsequent amendments or additions. This committee is chaired by the Joint Venture General Manager (the president of New West Technologies) and includes one additional senior executive from both joint venture parties. Voting authority of the management committee is thereby aligned to provide the 8(a) Joint Venture Partner, New West Technologies, with voting control of the JV.

4.3 Project Staff

New West Technologies, LLC and Energetics, Inc. will provide experienced and credentialed professional personnel to provide the services called out in DOE EE's Statement of Work.

The proposed project is described in the attached Proposal Volumes I, II, and III. The project includes engineering, technical, and administrative staff, some of which will be employees of New West Technologies and some will be employees of Energetics, Inc. Additionally, other staff will be employees of subcontractors to Joint Venture.

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Joint Venture Billable Personnel

Project management, including all day-to-day performance decisions, shall rest with a Project Manager and a Deputy Manager, both of which shall be employees of New West Technologies. The Project Manager shall have complete and full authority to interface with the DOE EE Contracting Officer, DOE EE technical representative, and to direct the activities of the Joint Venture. Execution of technical and administrative support tasks will be carried out by professional staff at the direction of the Project Manager, Deputy Manager and Task Area Leaders. Task Area Leaders may be employees of New West, Energetics, or from other companies who are subcontractors to the Joint Venture. All other billable personnel (managers and professional staff) associated with this Procurement will be provided to the Joint Venture by New West, Energetics, and subcontractors as appropriate.

Joint Venture Support Staff

New West Technologies, LLC and Energetics, Inc. will provide necessaiy staff and resources to manage contractual, accounting, banking, auditing, and legal aspects of the Joint Venture. Consistent with its role as mentor, Energetics will provide to the Joint Venture a Financial/Accounting Manager and Contract/Subcontract Manager and necessary support staff to suppott these functions. New West will provide a Quality Assurance Manager to monitor the quality of all major work products developed under this Procurement and will be responsible for banking, auditing and legal oversight. These support staff functions will covered by the G&A pool derived from the Procurement and will be subject to the percentage splits identified in Section 2.2.

From DOE's Statement of Work for the subject procurement, each party to the Joint Venture will be responsible for the following tasks:

New West Technologies, LLC (a Joint Venturer)

Per the RFP

Energetics. Inc. (a Joint Venturer)

Per the RFP

Subcontractors to the Joint Venture

Per the RFP

4.4 Contract Oversight

Either Joint Venturer will have the right to visit the contract site to evaluate the contract performance.

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4.5 Major Equipment, Facilities, and Other Resources

This joint venture does not involve or require any major resources, facilities, or other resources to be furnished by either party to the joint venture. No equipment will be provided by either party to the joint venture and no equipment will be purchased on behalf of the joint venture.

4.6 Resources the S(a) Participant Brings to the Joint Venture

To be written.

Section V

Books and Accounting; Taxes; Banking; Invoicing; Payment Schedule; Employee Benefits

5.1 Books and Accounting

Accounting and other administrative records including the Joint Venture's books, and any other records relating to the Joint Venture shall be kept and maintained at the Englewood, CO office of the managing venturer New West Technologies, LLC with duplicate copy kept at the office of Energetics, Inc. Each venturer shall dming regular business hours have access to and may inspect and copy any and all such books and records. The Project Manager shall promptly send to each venturer copies of all reports, correspondence, documents and other information sent or received by the Joint Venture. SBA shall have authority to inspect the records of the venture at any reasonable deemed necessary time.

All final original records including contract performance, accounting, bookkeeping, and audit files will be retained in the offices of the managing Venturer, New West Technologies, upon completion of the 8(a) contract performed by the joint venture.

5.2 Taxes

Each company shall separately file annually their own taxes based on revenues and expenses incurred during the course of the project.

5.3 Banking

A special bank account will be established and then administered by the Joint Venture. The operating account ("Operating Account") for the Joint Venture. The operating capital account shall be established in the name of New West Technologies, LLC AND Energetics, Inc. TRADING AS New West-Energetics, LLC - A Joint Venture to facilitate a clear and straightforward understanding of account balances and to facilitate efficient bookkeeping and accounting. All receipts of the Joint Venture shall be deposited into its Operating Account. All checks drawn on the Operating Account will require two (2) signatures, one from each Joint Venturer. Each Joint Venturer may designate the person or persons who may sign on its behalf. The Joint Venture operating account shall be separate from other bank accounts used by New West Technologies, LLC and Energetics, Inc.

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5.4 Invoicing

When applicable, New West Technologies, LLC and Energetics, Inc. will submit invoices monthly to the Managing Partner of the Joint Venture for payment for services rendered. When applicable, the Managing Partner will invoice DOE EE monthly for services collectively rendered by the Joint Venture and its subcontractors.

5.5 Payment Schedule

The Managing Partner will release funds for payment to New West Technologies, LLC and Energetics, Inc. and to subcontractors within 7 calendar days of receipt of DOE EE funds in the Joint Venture bank account.

5.6 Employee Benefits

As the Joint Venture company will not have employees, the Joint Venture does not impact benefits and policies offered by New Technologies, LLC and Energetics, Inc. to their employees.

Section VI

Ensured Performance; Financial Statements; SBA Approvals & Inspections

6.1 Ensured Performance

New West Technologies, LLC and Energetics, Inc. are obligated to ensure performance of the 8(a) contract and to complete performance despite the withdrawal of any party to the joint venture.

6.2 Financial Statements

Quarterly financial statements of the Joint Venture showing cumulative contract receipts and expenditures (including salaries of the principals of the Joint Venturers) shall be submitted to SBA not later than forty five (45) days after each operating quarter.

An audited balance sheet prepared as of the close of such fiscal year and an audited summary of the Joint Venture receipt and disbursements for the period ended shall be submitted to SBA not later than 30 days after such audits occurs.

A project-end profit and loss statement, including a statement of final profit distribution, will be submitted to SBA no later than 90 days after completion of the contract resulting from the Solicitation.

6.3 SBA Approvals and Inspections

No proposal will be submitted in response to the DOE EE Solicitation on behalf of the Joint Venture unless SBA approval of the Joint Venture Agreement is granted and 8(a) status of the Joint Venture is confirmed. Any subsequent changes to this Agreement shall be executed in writing and all changes to this Agreement shall be approved by the SBA. SBA shall have authority to inspect the records of the Joint Venture at any reasonable deemed necessary time.

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In WITNESS WHEREOF, this Joint Venture Operating Agreement is entered into this 1st day of December, 2004, by and between New West Technologies, LLC and Energetics, Inc.

By:	/s/ James S. Williamson
James S. Williamson
Managing Partner of the Joint Venture & President, New West Technologies, LLC

By:	/s/ Howard Lowitt
Howard Lowitt
Vice President, Energetics, Inc.

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Joint Venture Statement of Certification and Representation

The undersigned Parties (New West Technologies LLC and Energetics, Inc.) to the proposed Joint Venture -New West-Energetics LLC, do hereby ce1tify that all required provisions as set forth in 13 CFR 124.513 (c) have been incorporated in this Joint Venture Agreement (NA).

The Parties further agree that the provisions of the N A are fair and equitable and will substantially benefit the 8 (a) Pa1ticipant. Benefits to the 8 (a) Participant, Heritage Technologies, will include:

•	At a minimum, 25% of the direct billable labor and other costs of the project (estimated to be approximately $5,000,000 per year, before annual escalation);
•	55% of the general and administrative expense for the project;
•	55% of the proposed profit of the project;
•	Increased technical staffing capabilities through the hiring of engineering, technical, and administrative staff; and
•	Improved corporate capabilities for managing future projects over $5,000,000 in annual revenues.

The Parties further agree that the 8 (a) Participant, New West Technologies, will bring substantial value to the Joint Venture in terms of expertise and resources other than the 8 (a) status including:

•	Technical and managerial expertise in the management of similar projects for the US Department of Energy while under the employment of other companies,
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Extensive knowledge and understanding of the project statement of work requirements through working relationships with the project client over a 25 year span while under the employment of other companies,

•	Well-qualified project manager with directly relevant experience in the management of similar projects for the Department of Energy;
•	Well-qualified professional staff with directly relevant experience in the performance of similar projects for the Department of Energy; and
•	An established local (Maryland) corporate office to provide frequent and in-depth oversight of contract performance.

The Parties fu1ther agree that the non - 8 (a) Joint Venturer, Energetics, Inc., will bring substantial value to the Joint Venture in terms of expertise and resources including:

•	Successful contract performance for the US Department of Energy for similar engineering, technical, and administrative support services projects of similar size and complexity;
•	Extensive technical and managerial capacity in the technology, program, and policy areas associated with the proposed project; and
•	Demonstrated business systems and financial capacity for projects of over $10,000,000 in annual revenues.

By:	/s/ James S. Williamson
James S. Williamson
Managing Partner of the Joint Venture & President, New West Technologies, LLC

By:	/s/ Howard Lowitt
Howard Lowitt
Vice President, Energetics, Inc.

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